Exhibit 10.18

October 21, 2015

Erik Bardman

[address]

Dear Erik:

This letter sets forth the substance of the Separation Agreement that Atlassian, Inc. (the “Company”) is offering to you to aid in your employment transition. If you wish to accept this Separation Agreement, please sign and return it to me within the time period described in Section 16 below.

1.                                      Resignation as Chief Financial Officer.  You agree to resign as Chief Financial Officer of the Company, effective as of October 23, 2015.

2.                                      Transition Services. You will provide transition services to the Company from October 23, 2015 until November 20, 2015 (the “Termination Date”).

3.                                      Transition Services Payment Consideration.  From the Effective Date through the Termination Date, the Company agrees to pay you your regular base salary, in accordance with the Company’s regular payroll practices and subject to standard payroll deductions and withholdings.

4.                                      Severance Payment following the Termination Date.  Provided you are in compliance with the terms of this Separation Agreement, sign and return the Additional Release of Claims in the form attached as Exhibit A no earlier than the Termination Date and no later than twenty-one (21) days following the Termination Date, the Company shall pay you, as severance, (a) $175,000, subject to standard payroll deductions and withholdings and (b) the after-tax equivalent of six months of COBRA. This amount will be paid in a lump sum on the Company’s next regular payroll date occurring at least five (5) days following the Release Effective Date (as defined in the Additional Release of Claims in the form attached as Exhibit A).

5.                                      Health Insurance.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Termination Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  You will be provided with a separate notice describing your rights and obligations under COBRA.

6.                                      Equity Awards.  On February 7, 2015, Atlassian Corporation Plc granted you (a) a restricted share unit award of 500,000 restricted share units (the “RSU Award”) and (b) an option to purchase 500,000 restricted shares (the “Option Award”).  As of the Termination Date, you will have not satisfied any vesting conditions for the RSU Award and the Option Award.  You agree and acknowledge that the RSU Award and the Option Award will be cancelled in full on the Termination Date and you will have no equity rights in Atlassian Corporation Plc or any of its affiliated entities.

7.                                      Other Compensation Or Benefits.  You acknowledge that, except as expressly provided in this Separation Agreement, you will not receive any additional compensation, severance, or benefits after the Termination Date.

8.                                      Expense Reimbursements.  You agree that, within five (5) business days of the Termination Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Termination Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

9.                                      Return Of Company Property.  By the Termination Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, the laptop computer issued to you by the Company, credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  Your timely return of all such Company documents and other property is a condition precedent to your receipt of the severance benefits provided under this Separation Agreement.

10.                               Confidential Information Obligations.  At all times in the future, you will remain bound by your Confidential Information and Invention Assignment Agreement with the Company, a copy of which is attached as Exhibit B.  Except as expressly provided in this Separation Agreement, this Separation Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Separation Agreement.  This Separation Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

11.                               Confidentiality.  The provisions of this Separation Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Separation Agreement in confidence to your immediate family; (b) the parties may disclose this Separation Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Separation Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Separation Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the terms of this Separation Agreement to any current or former Company employee.

12.                               Nondisparagement.  You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents, including but not limited to posting, for attribution or anonymously, any disparaging or negative reviews or comments about the Company on the Internet, e.g., on Glassdoor.  For this purpose, the term “disparage” means, with respect to any individual or entity, negative comments regarding their integrity, fairness, satisfaction of obligations, overall performance, business practices, investment decisions, business model, equityholders, or personnel.  These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

13.                               Reference.  In the event a prospective employer makes an inquiry directly to the Human Resources Department regarding your employment with the Company, the Human Resources Department will only provide verification of your position held and dates of employment and, if authorized by you in writing, will confirm your salary upon separation from employment.

14.                               Nonsolicitation  You agree that during the twelve (12) month period following the Termination Date you will not recruit or solicit any person who is an employee or consultant of Company as of the Termination Date, or otherwise encourage any such person to terminate or curtail his or her employment or consulting relationship with Company.

15.                               No Admissions.  You understand and agree that the promises and payments in consideration of this Separation Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

16.                               Release of Claims.  In exchange for the consideration under this Separation Agreement, you hereby generally and completely, to the fullest extent permitted by law, release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Separation Agreement.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, expense reimbursements, severance pay, fringe benefits, stock, stock options, restricted share units, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the California Fair Employment and Housing Act (as amended), and all other laws and regulations related to employment.

17.                               ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”).  You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Separation Agreement; (b) you should consult with an attorney prior to signing this Separation Agreement; (c) you have twenty-one

(21) days to consider this Separation Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Separation Agreement to revoke the ADEA Waiver (in a written revocation sent to me); and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Separation Agreement (the “Effective Date”).

18.                               Section 1542 Waiver.  In granting the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Separation Agreement.

19.                               Miscellaneous.  This Separation Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Separation Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Separation Agreement and the provision in question will be modified so as to be rendered enforceable.  This Separation Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.  Any ambiguity in this Separation Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Separation Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.  This Separation Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Separation Agreement is acceptable to you, please sign below and return the original to me.

We wish you the best in your future endeavors.

Sincerely,

ATLASSIAN, INC.

By:	/s/Tom Kennedy
Tom Kennedy
Chief Legal Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING SEPARATION AGREEMENT:

/s/Erik Bardman
Erik Bardman

Date:	10/29/15

EXHIBIT A

ADDITIONAL RELEASE OF CLAIMS

This Additional Release of Claims (the “Release”) is entered into by you pursuant to the Separation Agreement dated October 21, 2015 by and between Atlassian, Inc. (the “Company”) and you (the “Separation Agreement”). This Release is the release of legal claims referenced in Section 4 of the Separation Agreement. Terms with initial capitalization that are not otherwise defined in this Release have the meanings set forth in the Separation Agreement.

1.                                      Severance Payment.  Provided you sign and return this Release and do not rescind it (each within the time periods described in Section 3 below), the Company shall pay you, as severance, (a) $175,000, subject to standard payroll deductions and withholdings and (b) the after-tax equivalent of six months of COBRA. This amount will be paid in a lump sum on the Company’s next regular payroll date occurring at least five (5) days following the Release Effective Date (as defined in Section 3 below). It is understood and agreed that you will not sign this Release prior to the Termination Date nor later than twenty-one (21) business days following the Termination Date.

2.                                      Release of Claims.  In exchange for the consideration under this Release, you hereby generally and completely, to the fullest extent permitted by law, release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Release.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, expense reimbursements, severance pay, fringe benefits, stock, stock options, restricted share units, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the California Fair Employment and Housing Act (as amended), and all other laws and regulations related to employment.

3.                                      ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”).  You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Release; (b) you should consult with an attorney prior to signing this Release; (c) you have twenty-one (21) days to consider this Release (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Release to revoke the ADEA Waiver (in a written revocation sent to me); and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Release (the “Release Effective Date”).

4.                                      Section 1542 Waiver.  In granting the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Release.

5.                                      Miscellaneous.  This Release will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question will be modified so as to be rendered enforceable.  This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.  Any ambiguity in this Release shall not be construed against either party as the drafter.  Any waiver of a breach of this Release shall be in writing and shall not be deemed to be a waiver of any successive breach.  This Release may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Release is acceptable to you, please sign below and return the original to me.

Sincerely,

ATLASSIAN, INC.

By:
Tom Kennedy
Chief Legal Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING RELEASE:

Erik Bardman

Date:

2

EXHIBIT B

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT